Exhibit 99.1

FOR IMMEDIATE RELEASE
February 28, 2018

Owens & Minor Names Dominion Energy Executive, Mark McGettrick, to its
Board of Directors

RICHMOND, Va.-(BUSINESS WIRE)-Owens & Minor, Inc. (NYSE: OMI) announced that its board of directors has elected Mark F. McGettrick to the board of directors, effective March 1, 2018.
McGettrick, 60, currently serves as the Executive Vice President and Chief Financial Officer of Dominion Energy (NYSE: D), one of the nation’s largest producers and transporters of energy with annual revenues in excess of $11 billion. In addition, McGettrick also serves as Chief Financial Officer and Director on the board of Dominion Energy Midstream Partners LP (NYSE: DM), a Master Limited Partnership operating a portfolio of natural gas assets. McGettrick has spent his entire career at Dominion, rising through the company, which he joined in 1980, in a variety of operational and financial roles.
“We are very pleased to welcome Mark to our board,” said P. Cody Phipps, Chairman, President & Chief Executive Officer of Owens & Minor. “His financial acumen, leadership experience with a large, growing organization, and operational capabilities make him an ideal addition to our board.”
In addition, two board members have announced they will not stand for reelection at the Company’s 2018 Annual Meeting of Shareholders to be held May 8, 2018. James E. Rogers, 72, former Chairman of BackOffice Associates, LLC, has notified the Company that he will retire from the board effective May 8, 2018. Rogers has served on the board since 1991, and was Lead Independent Director for a ten-year period. He served on the board during a period of remarkable growth and expansion at Owens & Minor. Also, David S. Simmons, 53, Chairman & Chief Executive Officer of Pharmaceutical Product Development, LLC, a global biopharmaceutical research organization, announced that he will not stand for reelection due to competing business demands associated with his Chairman & CEO position. His service on the board will cease May 8, 2018. Simmons joined the board in 2013.
“I want to thank both Jimmy and David for their dedicated service to our board,” Phipps said. “Both gentlemen have contributed greatly to Owens & Minor, and we appreciate the generous leadership and guidance they shared with us throughout their years of service.”
About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, the federal government, and healthcare patients at home through its Byram Healthcare subsidiary. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor